EXHIBIT 3.2


                                        CERTIFICATE OF AMENDMENT
                                     OF THE AMENDED AND RESTATED
                                        ARTICLES OF INCORPORATION

OF
                                               3COM CORPORATION


      The undersigned, Eric A. Benhamou and Mark D. Michael, hereby certify that:

      1. They are the duly elected and acting President and Secretary, respectively, of 3Com Corporation, a California corporation (the "Corporation").
      2.   Article III of the Amended and Restated Articles of
           Incorporation of the Corporation is hereby amended to read in full as follows:

                   "ARTICLE III
                      STOCK

     This corporation is authorized to issue two classes of shares, designated respectively "Common Stock" and "Preferred Stock." Upon amendment of this Article to read as herein set forth, the number of shares of Common Stock which this corporation is authorized to issue is 200,000,000, the number of shares of Preferred Stock, which this corporation is authorized to issue is 3,000,000, and each share of outstanding Common Stock is converted into and reconstituted as two (2) shares of Common Stock.

     The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of this corporation is authorized to determine the designation of any series, to fix the number of shares of any series, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limits or restrictions stated in any resolution of resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series."

      3.   The foregoing amendment of the Amended and Restated
           Articles of Incorporation has been duly approved by the Board of Directors of the Corporation in accordance with section 902(c) of the California Corporations Code. The Corporation has only one class of shares outstanding. Executed at Santa Clara, California on the 8th day of August 1994.


/S/     Eric A. Benhamou
        Eric    A. Benhamou, President


/S/     Mark D. Michael
        Mark D. Michael, Secretary


      The undersigned declare under penalty of perjury that the matters setforth in the foregoing certificate are true and correct of their own knowledge.

      Executed at Santa Clara, California on the 8th day of August 1994.


/S/     Eric A. Benhamou
        Eric A. Benhamou, President


/S/    Mark D. Michael
       Mark D. Michael, Secretary